Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 20, 2023 (the “Effective Date”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company” or “FIS”), and JAMES KEHOE (the “Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Purpose. The purpose of this Agreement is to recognize Employee’s future contributions to the overall financial performance and success of the Company, to protect the Company’s business interests through the addition of restrictive covenants, and to provide a single, integrated document which shall provide the basis for Employee’s employment by Company.

2. Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as Executive Vice President, Chief Financial Officer, reporting solely and directly to the Chief Executive Officer of the Company. Employee accepts such employment and agrees to undertake and discharge the duties, functions, and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Company. as may be mutually agreed by the parties. Employee shall devote substantially all of his business time, attention, and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal investment, charitable, educational or civic activities or other matters that do not conflict with Employee’s duties or Company policies.; provided, that, Employee shall be permitted to sit on one for-profit board of directors if such board membership does not conflict with or materially interfere with Employee’s duties hereunder subject to the express written consent of the Company in accordance with its policies. Employee shall be principally based at the Company’s headquarters in Jacksonville, Florida throughout the Employment Term and shall move his primary residence to Jacksonville, Florida as soon as practical.

3. Term. The term of this Agreement is intended to commence on August 14, 2023, subject to the outcome of notice provision negotiations with Employee’s current employer (the “Commencement Date”) and shall continue for a period of three (3) years ending on the third anniversary of the Commencement Date or, if later, ending on the last day of any extension made pursuant to the next sentence (such term, including any extensions pursuant to the next sentence, the “Employment Term”). The Employment Term shall be extended automatically for one (1) additional year on the second anniversary of the Commencement Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term at least ninety (90) days before such extension would be effectuated.

4. Salary. During the Employment Term, Company shall pay Employee an annual base salary of $975,000 per year, less all deductions for payroll taxes and other withholdings required by applicable law, payable at the time and in the manner dictated by Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee’s express written consent except in the case of a salary decrease for all executive officers of the Company and with such decrease being no greater than at the same percentage level as for all other Company executive officers) at the discretion of the Company (such annual base salary, including any adjustments, the “Annual Base Salary”).

5. Other Compensation and Fringe Benefits. In addition to any executive bonus, deferred compensation, and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following from the Company during the Employment Term:

(a)

Employee will be eligible to receive an annual incentive bonus opportunity under the Company’s annual officer performance bonus plan for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by Company (“Annual Bonus”). Employee’s target Annual Bonus under the annual performance bonus plan shall be no less than 150% of Employee’s then current Annual Base Salary, with a maximum annual payout of up to two (2) times target (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). The Annual Bonus Opportunity for the 2023 plan year shall be pro-rated to reflect the percentage of the year Employee was employed by the Company. The actual Annual Bonus payment for the 2023 plan year shall be guaranteed to be no less than such pro-rated target Annual Bonus Opportunity. Employee’s Annual Bonus Opportunity may be periodically reviewed and increased by Company, but may not be decreased without Employee’s express written consent. If owed pursuant to the terms of the annual performance bonus plan, the Annual Bonus shall be paid no later than March 15th following the calendar year to which the Annual Bonus relates. Employee’s Annual Bonus is subject to the Company’s clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based. Unless provided otherwise herein or the Company determines otherwise, no Annual Bonus shall be paid to Employee unless Employee is employed by Company on the last day of the measurement period;

(b)

Pursuant to the terms of the Fidelity National Information Services, Inc. Amended and Restated 2022 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) shall grant Employee a one-time equity grant with a fair market value of $10,000,000 on the date of the grant. (“New Hire Grant”). This grant will be comprised entirely of restricted stock units with 50% vesting on each of the first two anniversaries of the grant date, and shall be made to Employee within fifteen (15) days following the Commencement Date;

(c)

Employee shall be eligible for future equity grants, with the first such grant expected to occur in the first calendar quarter of 2024. Employee’s target annual equity grant opportunity shall be $6,000,000, with the actual grant amount subject to approval by the Compensation Committee. The annual grants will include terms no less favorable than those made to other executive officers at that time;

(d)

Within 60 days following the Commencement Date, in connection with Employee’s acceptance of the Company’s offer to become its Chief Financial Officer and provide services at its headquarters in Florida, the Company will pay Employee a hiring bonus of $1,200,000, (the “Signing Bonus”), less all deductions for payroll taxes and other withholdings required by applicable law, to be paid in the pay period next following sixty days from the Commencement Date. If Employee voluntarily leaves employment with the Company (other than with Good Reason) within 24 months following the Commencement Date, Employee agrees to repay the Company a pro rata amount of this signing bonus based upon the percentage of time Employee was not employed by Company in the first twenty-four (24) months of the Employment Term (for the avoidance of doubt, no repayment shall occur upon Employee’s death or Disability and the Signing Bonus shall be paid to Employee (or Employee’s estate, if applicable) on the scheduled payment date if Employee’s employment is terminated by the Company without Cause, by Employee with Good Reason or as a result of Employee’s death or Disability prior to payment);

(e)

Employee shall also be eligible to receive a one-time lump sum payment in the amount of $500,000. This payment is contingent upon Employee’s permanent relocation to Jacksonville, Florida within nine (9) months of the Commencement Date as evidenced by Employee’s entering into a contract to purchase a permanent residence within nine (9) months of the Commencement Date (subject to extension if necessary for any unforeseen or emergency circumstances). Such payment shall be made to Employee within 60 days of the later of the Commencement Date or Employee’s purchase of a permanent residence. This payment is also subject to clawback if Employee voluntarily leaves employment with the Company within twenty-four (24) months of the Commencement Date, other than with Good Reason (for the avoidance of doubt, no repayment shall occur upon Employee’s death or Disability). In this event, Employee agrees to repay the Company a pro rata amount of this payment based upon the percentage of time he was not employed by the Company in the first twenty-four (24) months of the Employment Term;

(f)	Executive relocation assistance in connection with relocating Employee’s residence to Jacksonville, Florida as set forth in Appendix “A” attached hereto; and

(g)	All other benefits, perquisites and incentive opportunities made available to similarly situated executives.

6. Compensation Policies. Company has adopted certain compensation related policies that apply to Employee. Employee acknowledges that he is encouraged to maintain, as an executive of the Company, within a reasonable period of time, an ownership level in Company stock of at least three (3) times his annual base salary and that following the vesting of any restricted shares granted to him, Employee must hold 50% of those shares for at least six (6) months for as long as Employee is employed by the Company. Employee shall have until year four in this position to meet these stock ownership guidelines. Employee represents that he has read and understands and agrees to abide by the Company’s policies regarding insider trading and prohibiting the hedging and pledging of Company stock.

7. Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to paid vacation (minimum of five weeks per 12-month period during the Employment Term) plus recognized Company holidays.

8. Expense Reimbursement. In addition to the compensation and benefits provided herein, Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under Company’s expense reimbursement policy. Company shall promptly reimburse Employee, or pay directly, for his attorney’s fees incurred in connection with this Agreement, upon receipt of appropriate documentation and subject to the final sentence of Section 26(b), provided that the amount of such reimbursement shall not exceed $15,000.00 and such reimbursement shall be made within 60 days following receipt of an invoice from Employee’s counsel evidencing the fees incurred, but in no event later than March 15, 2024.

9. Termination of Employment. Company or Employee may terminate Employee’s employment at any time and for any reason in accordance with Subsection (a) below. The Employment Term shall be deemed to have ended on the last day of Employee’s employment. The Employment Term shall terminate automatically upon Employee’s death.

(a)

Notice of Termination. Any purported termination of Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the “Date of Termination” and, with respect to a termination due to “Cause”, “Disability” or “Good Reason”, sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from Company shall specify whether the termination is with or without Cause or due to Employee’s Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.

(b)

Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee’s death. If the Company disagrees with an Employee’s designated Date of Termination, the Company shall have the right to set an alternative earlier final Date of Termination, which, in and of itself, shall not change the characterization of the termination (e.g., from an Employee Termination Without Good Reason to a Company Termination Without Cause).

(c)

No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under another provision of this Agreement.

(d)

Cause. For purposes of this Agreement, a termination for “Cause” means a termination by Company based upon Employee’s: (i) persistent knowing failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (ii) willful gross neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company’s business policies, accounting practices or standards of ethics; or (vi) intentional failure to materially cooperate with or impeding an investigation authorized by the Board; provided, however, that no such event described in subsections (i), (ii), (iv), (v), or (vi) above shall constitute Cause unless: (1) Company gives Notice of Termination to Employee specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (2) Employee fails to cure the condition or event constituting Cause within thirty (30) days following receipt of Employer’s Notice of Termination.

(e)

Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by Company based upon Employee’s entitlement to long-term disability benefits under Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)

Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee’s express written consent) of any of the following:

(i)	a material diminution in Employee’s Annual Base Salary (except as provided hereinabove) or Annual Bonus Opportunity;

(ii)	a material breach by Company of any of its obligations under this Agreement;

(iii)

a material reduction in Employee’s duties, responsibilities, authority or reporting lines (it being agreed that Employee ceasing to be Chief Financial Officer of a public company will be deemed such a material reduction);

(iv)	a relocation of Employee’s principal place of employment outside of the Jacksonville, FL metropolitan area;

(v)

if Employee receives notice of intent not to renew this Agreement within one year of a Change of Control (as defined in the Omnibus Plan, or any amendment thereof or plan which succeeds or otherwise replaces the Omnibus Plan).

Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s Notice of Termination.

10. Obligations of Company Upon Termination.

(a)

Termination by Company for a Reason Other than Cause, Death or Disability, or Termination by Employee with Good Reason. If Employee’s employment is terminated during the Employment Term by: (1) Company for any reason other than Cause, Death or Disability; or (2) Employee with Good Reason:

(i)

Company shall pay Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary and, to the extent required by applicable law, any accrued unused vacation time off; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year; and (D) vested benefits under any Company benefit plans pursuant to the applicable terms of such plans;

(ii)

Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs, (with subjective goals, if any, being treated as achieved at no less than target), ignoring any requirement under the Annual Bonus Plan that Employee must be employed on the payment date (using Employee’s Annual Bonus Opportunity for the prior year if no Annual Bonus Opportunity has been approved for the year in which the Date of Termination occurs), multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)

Subject to Section 26(b) hereof, the Company shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 200% of the sum of: (A) Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing or any other reduction within six months prior to the Date of Termination); and (B) the target Annual Bonus in the year in which the Date of Termination occurs; (disregarding any reduction in target Annual Bonus to which Employee did not expressly consent in writing or any other reduction within six months prior to the Date of Termination and, for the avoidance of doubt, if the Date of Termination occurs in 2023, the target Annual Bonus shall be $1,462,500 (without pro-ration);

(iv)

Subject to Section 26(b) hereof, all stock option, restricted stock, performance units and other equity-based incentive awards (including the New Hire Grant) granted by Company that were outstanding but not vested as of the Date of Termination shall remain outstanding and become vested and/or payable in accordance with the terms of, and dates specified in, the applicable grant agreements (including the achievement of any stated performance metrics for a given performance period) as if Employee remained actively employed in good standing, subject to and contingent upon Employee’s continued compliance with the non-competition and non-solicitation covenants in Section 13, subject to the notice and cure provision set forth in Section 13 (unless such equity-based incentive awards contain less restrictive covenants, in which case the equity-based incentive award terms shall remain in effect). For the avoidance of doubt, this provision shall apply notwithstanding any provision to the contrary set forth in any stock option, restricted stock, performance units and other equity-based incentive awards (including the New Hire Grant), regardless of whether such award was granted in connection with this Agreement or at any time following the date hereof (unless such award contains provisions that are more favorable to Employee, in which case such more favorable provision(s) shall apply);

(v)	Subject to Section 26(d), Company shall pay Employee the Signing Bonus if not yet paid; and

(vi)

As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to Company’s active executives and their dependents until the earlier of: (i) 18 months after the Date of Termination; or (ii) the date

Employee is first eligible for medical and dental coverage (without pre- existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to eighteen (18) monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)

Termination by Company for Cause and by Employee without Good Reason. If Employee’s employment is terminated during the Employment Term by Company for Cause or by Employee without Good Reason, Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)

Termination due to Death or Disability. If Employee’s employment is terminated during the Employment Term due to death or Disability, Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) the unpaid portion of the Annual Base Salary that would have been paid through the remainder of the Employment Term but for the termination due to Disability; plus (iv) vesting and/or payment of all equity-based incentive awards as provided in Section l0(a)(iv); plus (v) the Signing Bonus pursuant to Section 2(d) if not yet paid; provided that the amount of Annual Base Salary due Employee following a termination for Disability shall be reduced by the benefit due him for the remainder of the Employment Term under any Company sponsored disability plan covering Employee.

(d)

Termination following Notice of Non-Renewal. If Employee receives a notice from the Company pursuant to Section 3 hereof of its intention not to extend the Employment Term beyond the initial three-year term (or any extended Employment Term following the initial three-year term), Employee may elect to terminate his employment at any time following the four-month anniversary of the date of such notice or such earlier date as mutually agreed in writing by the Company and Employee. Upon such termination, Employee shall receive the same benefits as described in Section 10(a) on the terms and conditions set forth therein as if such termination were a termination by the Company without Cause.

11. Non-Delegation of Employee’s Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12. Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates. Employee agrees that all such information is proprietary or confidential or constitutes trade secrets and is the sole property of Company and/or its affiliates, as the case may be. Employee will keep confidential and, outside the scope of Employee’s duties and responsibilities with Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee’s duties and responsibilities with Company and its affiliates, except to the extent that such information is or thereafter becomes lawfully available from public sources or is known within Company’s industry (other than due to disclosure by the Employee), or such disclosure is authorized in writing by the Company, required by law, court order or subpoena or any competent administrative agency or judicial authority. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Company of any reporting described in clause (i). Employee understands that activities protected by the immediately preceding sentence may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). In this regard, Employee acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, if Employee pursues a lawsuit for retaliation by Company for reporting a suspected violation of the law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal , and does not disclose the trade secret, except as permitted by court order.

13. Restrictive Covenants.

(a)

Employee acknowledges that Employee has acquired or will acquire substantial knowledge and confidential information concerning the business of Company and its affiliates as a result of Employee’s position and employment. Employee further acknowledges that the scope of business in which Company and its affiliates and subsidiaries are engaged as of the Effective Date is international and very competitive. Competition by Employee in that business after the termination of Employee’s employment, for any reason, could severely injure Company and its affiliates and Subsidiaries.

(b)

The Company and Employee agree that Section 12 and Section 13 of this Agreement shall supersede the restrictive covenants and any similar provisions set forth in any stock option, restricted stock, performance units, other equity-based incentive awards (including the New Hire Grant) and other long term incentive awards (the foregoing, collectively, “Awards”), including any such Awards received by Employee following the date hereof, notwithstanding any provision to the contrary in such Awards (unless such Awards contain less restrictive covenants, in which case the Award terms shall remain in effect).

(c)	In this Section:

(i)

“Competitive Business” shall mean any firm or business that directly competes with any business unit(s) of the Company or its affiliates or Subsidiaries in which Employee has worked or over which Employee has had managerial responsibility during the two-year period prior to termination of Employee’s employment;

(ii)

“Restricted Territory” shall mean any country or other geographic scope in which Company or its affiliates or Subsidiaries conducted business in the twelve months prior to the termination of Employee’s employment in relation to which Employee had material responsibilities;

(iii)

“Customer” shall mean any business or person for which Company or its affiliates or Subsidiaries provided products or services during the twelve months prior to the termination of Employee’s employment; and

(iv)

“Prospective Customer” shall mean any business or person from which Company or its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of Employee’s employment.

(d)

During Employee’s employment and for a period of one year after the termination of Employee’s employment, for any reason, Employee agrees that, in the Restricted Territory, Employee will not, directly or indirectly; (i) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Competitive Business (which shall include any Customer or Prospective Customer that is a Competitive Business) or (ii) solicit or accept any business to engage in a Competitive Business from any Customer or Prospective Customer. In addition, for a period of twelve (12) months after the termination of Employee’s employment, Employee agrees not to, directly or indirectly, on behalf of Employee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of Company or any affiliate or Subsidiary during the period of twelve (12) months prior to any such improper solicitation, hire or engagement. Notwithstanding the foregoing, neither providing a reference for nor making solicitations through general advertisements not focused upon employees of the Company shall violate this paragraph.

(e)

Employee expressly acknowledges and agrees with the reasonableness of the terms in this Section 13 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. Employee agrees that the Company’s remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting Employee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, Employee and Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(f)

No provision of Section 13 shall apply to restrict Employee’s conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(g)

Employee also recognizes and acknowledges that any post-termination vesting under Section 10(a)(iv) hereof shall be contingent upon continued compliance in all material respects with the restrictive covenants in this Section 13 and the applicable grant agreements; provided, that, Company shall provide Employee with written notice and not less than thirty (30) days to cure any such alleged noncompliance.

14. Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to Company all records and documents of or pertaining to Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of Company or its affiliates. For the avoidance of doubt, Employee may make an electronic copy and retain his personal correspondence, contacts and calendar and any information necessary for him to file his personal tax returns.

15. Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of Company and its affiliates and not produced within the scope of Employee’s employment hereunder, shall be the sole and exclusive property of Company. Employee shall, whenever requested by Company, execute and deliver any and all documents that Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

16. Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by Employee, Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Notwithstanding any termination of this Agreement or Employee’s employment, Section 10 shall remain in effect until all obligations and benefits resulting from a termination of Employee’s employment during the Employment Term are satisfied. In addition, Sections 11 through 26 shall survive the termination of this Agreement or Employee’s employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to Company.

17. Release. Notwithstanding any provision herein to the contrary, Company may require that, prior to payment, distribution, or provision of termination benefits under this Agreement (other than due to Employee’s death), Employee shall have executed a complete release of Company and its affiliates and related parties in such form as attached hereto, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.

18. No Mitigation. Company agrees that, if Employee’s employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

19. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter hereof except insofar as the equity grant agreements issued to Employee by the Company, including the restrictive covenants therein, shall continue in full force and effect in accordance with their terms and the terms hereof. This Agreement may be amended only by a written document signed by both parties to this Agreement.

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.

21. Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of Company, as well as any assignment of this Agreement by Company for that purpose. As used in this Agreement, “Company” shall mean Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants in this Agreement.

24. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To Company:

Fidelity National Information Services, Inc.

347 Riverside Avenue

Jacksonville, FL 32202

Attention: Chief Executive Officer

To Employee:

James Kehoe

[address last provided to company as recorded in Workday]

25. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

26. Tax.

(a)

Withholding. Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.

(b)

Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable. Each payment in a series of payments under this Agreement will be deemed a separate payment for purposes of Section 409A. To the extent Employee is a “specified employee” under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-l(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section 1.409A-l(h)) will be made during such six- month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service or as soon as practicable following Employee’s death. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-l(h)) has occurred. All reimbursements and in- kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)

Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”). Any such election must be in writing and delivered to Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, the reduction shall be implemented in the following order of priority shall be followed in a manner that complies with Section 409A: (i) first from cash compensation, (ii) next from equity compensation that is not subject to 409A, followed by equity compensation that is subject to Section 409A, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.

Unless the Executive and Company otherwise agree in writing, any determination required under this section shall be made in writing by Golden Parachute Tax Solutions LLC and, if they are unavailable or otherwise unable to serve, by such other accounting firm that is nationally recognized as expert in Section 280G of the Code and is selected by the Company prior to a Change of Control and not providing services to the person effectuating such Change of Control, subject to the approval of the Employee (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Company for all purposes, absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Without limiting the generality of the foregoing, any determination by the Accountants under this Section 26(c) will take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). The Accountants shall provide detailed supporting calculations to Company and Executive as requested by Company or Executive. Executive and Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the Effective Date.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Denise Williams
Denise Williams
Corporate Executive Vice President and Chief People Officer

/s/ James Kehoe
James Kehoe

[Signature Page of James Kehoe’s Employment Agreement]